Exhibit 15.1

Schedule I- Condensed Financial Information of Registrant

CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Year ended December 31,
(in thousands of U.S. dollars)	2017	2016	2015
Total revenue	$—	—	$—
EXPENSES
Administrative expenses	(8,608)	(6,903)	(6,089)
Equity in earnings of subsidiaries	66,521	36,730	26,118
Equity in earnings (losses) of joint ventures	5,139	16,622	17,123
Interest income	83	—	6,267
Interest expense	(3,934)	(5,072)	(2,140)
Other items, net	(11)	—	—
Net income	$59,190	41,377	$41,279
Share of subsidiaries unrealized losses on cash flow hedges	3,335	1,883	1,329
Share of subsidiaries income tax benefit	(347)	(378)	(395)
Comprehensive income	$62,178	42,882	$42,213

See accompanying notes to condensed financial statements.

	As of December 31,
(in thousands of U.S. dollars)	2017	2016
Cash	$6,632	$11,822
Promissory note from subsidiaries	123,248	123,248
Prepaid expenses and other receivables	—	93
Total current assets	129,880	135,163
Cash designated for acquisition	—	91,768
Investments in subsidiaries	418,488	207,982
Total long-term assets	418,488	299,750
Total assets	$548,368	$434,913
LIABILITIES AND PARTNER'S CAPITAL
Trade payables	$301	$755
Amounts due to owners and affiliates	554	85
Loans and promissory notes due to owners and affiliates	51,832	43,005
Accrued liabilities and other payables	276	392
Total current liabilities	52,963	44,237
Accumulated losses of joint ventures	20,746	25,886
Total liabilities	73,709	70,123
Total partners' capital	474,659	364,790
Total liabilities and partners' capital	$548,368	$434,913

See accompanying notes to condensed financial statements.

Schedule I- Condensed Financial Information of Registrant

Exhibit 15.1

	Year ended December 31,
(in thousands of U.S. dollars)	2017	2016	2015
Net cash provided by operating activities	$6,862	(3,608)	$10,255

INVESTING ACTIVITIES
Expenditure for purchase of Höegh Grace entities	(137,475)	—	—
(Increase) decrease in restricted cash designated for purchase of the Höegh Grace entities	91,768	(91,768)	—
Proceeds from investment in subsidiaries	12,202	26,616	4,600
Net cash provided by (used in) investing activities	(33,505)	(65,152)	4,600

FINANCING ACTIVITIES
Net proceeds from issuance of Series A Preferred Units	110,924	—	—
Net proceeds from issuance of common units	—	111,529	—
Repayment of amounts due to owners and affiliates	(58,705)	(12,617)	—
Proceeds from loans and promissory notes due to owners and affiliates	25,730	8,622	—
Proceeds from indemnifications received from Höegh LNG	2,075	3,843	6,596
Repayment of indemnifications received from Höegh LNG	(1,534)	—	—
Cash distributions to limited partners	(57,037)	(43,877)	(35,524)
Net cash provided by (used in) financing activities	21,453	67,500	(28,928)

Increase (decrease) in cash and cash equivalents	(5,190)	(1,261)	(14,073)
Cash and cash equivalents, beginning of period	11,822	13,082	27,155
Cash and cash equivalents, end of period	$6,632	11,822	$13,082

See accompanying notes to condensed financial statements.

1. Basis of presentation

Höegh LNG Partners LP – the Parent company is a Marshall Islands limited partnership formed on April 28, 2014.

In the parent-only financial statements, the investment in subsidiaries and investment in joint ventures are stated at cost plus equity in undistributed earnings of subsidiaries and accumulated losses in joint ventures since the date of acquisition and the closing of the initial public offering of Höegh LNG Partners LP (the “Partnership”) on August 12, 2014. The Partnership’s share of net income of its unconsolidated subsidiaries and joint ventures is included in the condensed income statement using the equity method. The Parent company’s financial statements should be read in conjunction with the Partnership’s consolidated financial statements contained elsewhere in the Partnership’s Report on Form 20-F for the year ended December 31, 2017.

2. Dividends

A cash dividend of $17.7 million, $7.9 million and $8.4 million was paid to the Parent company from its consolidated subsidiaries for the years ended December 31, 2017, 2016 and 2015, respectively.